Exhibit 10.1
May 28, 2026
By E-mail
Mr. Matthew McLaughlin
Comscore, Inc.
11950 Democracy Drive
Suite 600
Reston, VA 20190
Dear Matt:
On behalf of Comscore, Inc. (the “Company”), I am pleased to provide you (“Executive”) with this letter (this “Letter”) memorializing the terms of your employment as Chief Executive Officer of the Company, effective as of May 28, 2026 (the “Start Date”). While you are employed in this position, we anticipate that you will also continue to serve as a member of the Board of Directors of the Company (the “Board”). Reference is made herein to (a) those certain Change of Control and Severance Agreements to be entered into on or about the Start Date by and between Executive and the Company (collectively, the “Severance Agreements”) and (b) that certain Indemnification Agreement by and between Executive and the Company dated as of June 12, 2024 (the “Indemnification Agreement”).
1.COMPENSATION
During the period in which Executive serves as the Chief Executive Officer of the Company, as compensation for all services provided by Executive, Executive will receive the following:
a.An annualized base salary of $625,000, less applicable taxes and other withholdings, payable in accordance with the Company’s payroll practices in effect from time to time, which shall automatically increase by 3% annually, effective as of January 1st of each calendar year that Executive is employed hereunder, commencing January 1, 2027.
b.Eligibility to participate in the Company’s short-term incentive program (“STIP”) with a target annual incentive for each complete calendar year that Executive is employed hereunder equal to 100% of Executive’s annualized base salary and a maximum annual incentive equal to 200% of Executive’s annualized base salary, subject to the terms and conditions of the STIP as in effect from time to time. Executive’s 2026 STIP payment will be prorated for the portion of 2026 following the Start Date and payable entirely in cash, with performance achievement to be based on 2026 objectives mutually agreed upon by Executive and the Board; provided, however, that in no event will Executive’s 2026 STIP payment exceed 100% of Executive’s base salary (on a prorated basis) for the year. Beginning with the 2027 performance period, Executive’s STIP payments, if earned, will be payable 50% in cash and 50% in equity and based on achievement of the Company’s annual operating plan, as determined by the Board.
c.Subject to approval by the Board, a one-time grant as soon as practicable after the Start Date on a date selected by the Board, which may be in the second or third quarter of 2026 (the “Grant Date”), consisting of:
i.The following awards:
A.A nonqualified stock option award, granted under (and pursuant to the terms of) the Company’s Amended and Restated 2018 Equity and Incentive Compensation Plan (the “Plan”) having a value, as determined using the Black-Scholes valuation methodology, approximately equal to

$2,500,000 (the “Options”). The number of options subject to the award shall be the quotient of (a) $2,500,000, divided by (b) the Black-Scholes value per option as of the close of the second full trading day after the Company’s public announcement of your appointment as Chief Executive Officer (such time, the “Measurement Time”), and the exercise price per share shall be no less than the “Market Value per Share” (as defined under the Plan) of a share of the Company’s common stock on the Grant Date for such award; and
B.A time-based restricted stock unit award granted under (and pursuant to the terms of) the Plan having a value approximately equal to $2,500,000 (the “RSUs” and together with the Options, the “Awards”). The number of RSUs subject to the award shall be the quotient of (a) $2,500,000, divided by (b) the closing price of a share of the Company’s common stock as of the Measurement Time.
The Awards will vest in equal annual installments on the first, second and third anniversaries of the Start Date, subject to (i) the terms and conditions set forth in the applicable award agreement, as determined by the Board and consistent with this Letter; and (ii) Executive’s continuous employment with the Company or one of its affiliates through the applicable vesting dates. Any payment for vested RSUs shall be paid in shares of the Company’s common stock and deferred until the earlier of Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”)) or a Change in Control (as defined in the Plan), so long as such Change in Control qualifies as a “change in control event” within the meaning of Section 409A.
Notwithstanding the foregoing, if, upon a Change in Control, the Awards are not continued or assumed by the acquirer or surviving company in the transaction (the “Surviving Company”), then any unvested Awards shall vest in full upon consummation of the Change in Control. If the Awards are continued or assumed by the Surviving Company but Executive’s employment is terminated by the Surviving Company without Cause or by Executive for Good Reason (each, as defined in the Severance Agreements) within 12 months following a Change in Control, then subject to Executive’s timely entry into (and non-revocation of) a release of claims in a form acceptable to the Surviving Company (which form will (i) release any then-existing claims against the Surviving Company, its affiliates, and each of their respective predecessors, successors, officers, directors, managers, members, partners, agents, and representatives; and (ii) be provided by the Surviving Company to Executive within five (5) days after Executive’s employment ends), any unvested Awards will fully vest upon such termination and Executive will have 90 days thereafter (or until the Options’ 10-year expiration date, if earlier) to exercise any vested Options, subject to the terms of the applicable award agreement. If Executive’s employment with the Company and its affiliates is terminated by the Company without Cause or by Executive for Good Reason prior to or more than 12 months following a Change in Control, then any unvested Awards as of the date of termination shall vest on a prorated basis based on the number of days employed during the applicable vesting period in which the termination date occurs, subject to Executive’s timely entry into (and non-revocation of) a release of claims in a form acceptable to the Company.
ii.400,000 performance restricted stock units (the “PRSUs”) granted under (and pursuant to the terms of) the Plan, subject to the following terms:
A.The PRSUs will vest on the third anniversary of the Start Date or an earlier Change in Control or termination of employment (as described below), subject to and in accordance with the achievement of the following stock-price hurdles on or prior to such date:

Floor Price	Stock-Price Hurdle*	Percentage of PRSUs That Vest	Number of PRSUs That Vest
**	$14.50	37.5%	150,000
$14.50	$18.85	37.5%	150,000
$18.85	$22.50	25.0%	100,000
*The applicable Stock-Price Hurdle is achieved on the date the 20-day trailing average closing price of a share of common stock of the Company equals or exceeds the applicable Stock-Price Hurdle for 20 consecutive trading days. If vesting in connection with a Change in Control, the applicable Stock-Price Hurdle is achieved based on the per-share price paid for the Company’s common stock in connection with such Change in Control, with linear interpolation for Change in Control prices that fall between the Floor Prices and Stock-Price Hurdles listed herein. (See Exhibit A to this Letter for an example of linear interpolation.)
**The Floor Price for the first tranche of PRSUs shall be the closing price of a share of the Company’s common stock as of the Measurement Time.
B.In the event of a termination of employment by the Company without Cause or a resignation by Executive for Good Reason absent a Change in Control, the PRSUs will vest on a prorated basis based on the highest 20-day trailing average closing price achieved for 20 consecutive trading days prior to the date of termination, with linear interpolation for prices that fall between the Floor Prices and Stock-Price Hurdles listed herein, subject to Executive’s timely entry into (and non-revocation of) a release of claims in a form acceptable to the Company. In the event of Executive’s resignation from employment other than for Good Reason, the PRSUs will vest based on actual achievement of the Stock-Price Hurdles through the date of termination, without proration.
C.The PRSUs are subject to (i) the terms and conditions set forth in the applicable award agreement, as determined by the Board and consistent with this Letter; (ii) deferred settlement following vesting until the earlier to occur of Executive’s “separation from service” (within the meaning of Section 409A) or a Change in Control, so long as such Change in Control qualifies as a “change in control event” within the meaning of Section 409A; and (iii) Executive’s continuous employment with the Company or one of its affiliates through the applicable vesting date. Any unvested PRSUs will expire on the third anniversary of the Start Date.
d.Eligibility to participate in the employee benefit plans and programs that the Company makes generally available to its other executive officers from time to time, subject to the terms and conditions of the applicable plans, programs and policies as in effect from time to time. If Executive opts out of Company-provided medical benefits, the Company will reimburse Executive $4,000 per month, subject to applicable taxes and withholdings, provided that such amount will be fixed during Executive’s term as Chief Executive Officer and will cease if and when Executive opts into Company-provided medical benefits. Executive will be responsible for all taxes and other costs associated with medical care.
Executive’s outstanding restricted stock units granted in connection with Executive’s service as a non-employee director of the Company will continue to vest in accordance with their existing terms. Executive will not be eligible for new director awards or other non-employee director compensation during his employment with the Company.
2.TERM
a.This Letter will have an initial term of two (2) years commencing on the Start Date. On the second anniversary of the Start Date, this Letter will renew automatically for additional one (1) year terms unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.
b.The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by the applicable Severance Agreement, the payment of accrued but unpaid wages or other compensation as required by law, as may otherwise be available in accordance with the Company’s established employee plans or equity award agreements between the Company and Executive, and any unreimbursed reimbursable expenses.
3.MISCELLANEOUS
a.In connection with this Letter, and as an express inducement for the Company to provide the consideration referenced herein and to employ Executive, the Company and Executive shall enter into an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “NDA”). As an express incentive for the Company to enter into this Letter and employ Executive hereunder, Executive expressly promises to abide by the terms of the NDA. Executive acknowledges and agrees that the NDA is necessary to protect the Company’s legitimate business interests and is reasonable and enforceable in all respects.
b.Executive’s employment is terminable by either party at will. This means that Executive is not entitled to remain an employee or officer of the Company or any of its subsidiaries for any particular period of time, and either Executive or the Company may terminate the employment relationship at any time, with or without notice, and for any reason not prohibited by applicable law. During the term of Executive’s employment with the Company, Executive will be expected to comply with all of the Company’s policies and procedures in effect from time to time.
c.Executive's primary work location will be designated as Executive’s residence in [ ]. Executive will be eligible to participate in the business expense reimbursement programs that the Company makes generally available to its other executive officers from time to time, subject to the terms and conditions of the applicable plans, programs and policies as in effect from time to time; provided, however, that (a) travel to and from Executive’s primary work location for business purposes, including travel to and from the Company’s offices other than the Reston VA office, will be treated as reimbursable business travel; (b) Executive is authorized to receive accommodation and meal reimbursement when working at the Reston VA office; and (c) travel to and from Executive’s [ ] residence will be at Executive’s own expense. Executive may book and pay for Executive’s own business travel; provided, however, that if the cost of such travel exceeds the maximum amount permitted under Company policy, the Company will reimburse individual expenses only up to the Company maximum, and Executive will not be reimbursed for any excess. To the extent any reimbursements made pursuant to this Letter are treated as taxable income by the IRS, Executive shall be responsible for such taxes and shall not be entitled to any tax gross-up payment from the Company.
d.In entering into this Letter, Executive represents that Executive has complied with all applicable laws in the course of providing services for the Company or any of its affiliates through the Start Date, and Executive has not engaged in any breach of fiduciary duty, breach of any duty of loyalty or disclosure, fraudulent activity, unlawful or tortious activity or criminal activity, in each case: (i) towards or with respect to the Company or any of its affiliates; or (ii) with respect to any action or omission undertaken (or that was failed to be undertaken) in the course of his affiliation with the Company or any of its affiliates.
e.Amounts paid or payable hereunder shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company from time to time (including the Company’s current Clawback Policy), which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable hereunder. Notwithstanding anything herein to the contrary, the Company reserves the right, without Executive’s consent, to adopt or amend any such clawback policies and procedures, including such policies and procedures applicable to amounts paid or payable hereunder, at any time.
f.The Company may withhold from any payments made pursuant to this Letter all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.
g.It is intended that the provisions of this Letter are either exempt from or compliant with the requirements of Section 409A, and to the extent that the requirements of Section 409A are applicable thereto, all provisions of this Letter shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Letter constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986 solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
h.Notwithstanding any provision in this Letter to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the date of Executive’s “separation from service” within the meaning of Section 409A (such earlier date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.
i.Notwithstanding the provisions of the two preceding paragraphs, the Company makes no representations that the payments, equity awards and benefits provided under this Letter are exempt from, or compliant with, Section 409A, and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

j.This Letter, the Severance Agreements, the NDA and the Indemnification Agreement constitute the entire agreement of the parties with regard to the subject matter hereof and are intended by the parties to supersede all prior and contemporaneous agreements and understandings, oral and written, between Executive and the Company or any of its affiliates with regard to the subject matter hereof. Executive represents that he has received all amounts owed to him by the Company or any of its affiliates as of the date that he signs below.
k.All references herein to a statute, agreement, instrument or other document shall be deemed to refer to such statute, agreement, instrument or other document as amended, supplemented, modified and restated from time to time. Neither this Letter nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Letter has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties. This Letter may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.
*****
We look forward to your contributions to the Company as Chief Executive Officer and appreciate your willingness to assume this role. To accept the terms of your employment memorialized in this Letter, please sign below.
Sincerely,
COMSCORE, INC.
By: /s/ Sara Dunn
Sara Dunn
Chief People Officer
ACKNOWLEDGED AND AGREED:
/s/ Matthew McLaughlin
Matthew McLaughlin
Date: May 28, 2026